Exhibit 10.14
RETIREMENT AND OPERATING CONSULTING AGREEMENT AND RELEASE
This Retirement and Consulting Agreement and Release (“Agreement”) is made by and between Rajiv Malik (“Executive”) and Viatris Inc. (together with its affiliates, the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Executive shall retire from employment with the Company effective as of April 1, 2024 (the “Separation Date”);
WHEREAS, in recognition of Executive’s tenure with the Company, leadership of Company operations and critical knowledge of the Company and its industry, it is intended that Executive will remain a member of the Board of Directors of the Company (the “Board”) and an operating consultant to the Company for a transitional period following the Separation Date; and
WHEREAS, the Company and Executive wish to set forth the terms of such retirement from employment with the Company and continuing transitional role with the Company.
NOW, THEREFORE, in consideration of the mutual promises made herein and intending to be legally bound hereby, the Company and Executive hereby agree as follows:
COVENANTS
1.Retirement from Employment and Certain Company Positions; Continuing Operating Consultant Role. Effective as of the Separation Date, Executive hereby resigns from all positions as an executive, officer or employee of the Company, and Executive shall cease to be the President of the Company. Executive acknowledges and agrees that his retirement from the Company is not due to any disagreement with the Company, including in his capacity as a member of the Board, on any matter relating to the operations, policies or practices of the Company. In recognition of Executive’s tenure with the Company, leadership of Company operations and critical knowledge of the Company and its industry, Executive will remain a member of the Board, subject to nomination and election to the Board and the provisions of the Company’s governing documents, and an operating consultant to the Company through a date no later than December 31, 2025 (the “Operating Consultant Period”). In Executive’s role as an operating consultant, Executive shall remain available to provide advice and guidance on Company operations, including, but not limited to, on matters pertaining to Executive’s portfolio of responsibilities prior to the Separation Date. In the event Executive ceases to be a member of the Board, the Operating Consultant Period shall be terminated as of the date Executive no longer serves on the Board.
2.Compensation and Benefits. Provided that Executive executes this Agreement, complies with its terms and does not commit a material breach of this Agreement, as described in Section 15 (e.g., Confidentiality, Non-Competition, Non-Solicitation) below:
a.Treatment of Equity-Based Awards. All time-based restricted stock units (“RSUs”) and performance-based RSUs (“PRSUs”) will continue to vest during the Operating Consultant Period as if Executive remained an active full-time employee. In the event that, prior to the Separation Date, the employment of Executive is terminated by the Company without Cause (as defined in the Third Amended and Restated Executive Employment Agreement, entered into on February 25, 2019, and effective as of April 1, 2019, by and between Executive and Mylan Inc. (the “Employment Agreement”)) or Executive’s service as a member of the

Board is involuntarily terminated without cause, then all outstanding RSUs and PRSUs Executive holds as of the date of such termination will become accelerated and immediately vested (for clarity, with performance under PRSUs for which performance periods remain open determined based on target level performance regardless of actual performance at such time). In addition, in the event that, following the Separation Date, Executive (i) is not nominated or re-elected to the Board (or the Company announces publicly that Executive will not be nominated or re-elected to the Board at the end of his then current term) or is involuntarily terminated as an operating consultant, (ii) voluntarily resigns from the Board on or after the end of the term of office commencing immediately following the 2023 Annual General Meeting or (iii) dies or becomes Disabled (as defined in the Company’s 2020 Stock Incentive Plan (the “Plan”)), then, in each of clauses (i) – (iii), all outstanding RSUs and PRSUs Executive holds as of the date Executive no longer serves on the Board or as an operating consultant will become accelerated and immediately vested (for clarity, with performance under PRSUs for which performance periods remain open determined based on target level performance regardless of actual performance at such time). If Executive ceases to serve on the Board or as an operating consultant following the Separation Date for any other reason, the RSUs and PRSUs that Executive holds that are unvested as of such time will be forfeited, or if more favorable treatment is provided under the Plan under such circumstances (e.g., in the event of a Change in Control as defined in the Plan), then such treatment shall apply.
b.Pro Rata Annual Incentive Payment for 2024. Executive shall be paid a pro rata annual bonus for 2024, which shall be determined by reference to the bonus Executive would have earned based on actual performance for 2024 and pro rated to reflect the number of days elapsed in the 2024 fiscal year through the Separation Date. The pro rata bonus shall be paid as soon as practicable following the certification of applicable performance metrics for 2024, but in no event later than March 15, 2025. In the event that, prior to the Separation Date, the employment of Executive is terminated by the Company without Cause, Executive shall receive the same pro rata annual bonus described herein as if his employment were permitted to continue until the Separation Date.
c.Benefits. Executive shall be eligible for continued welfare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period of up to twenty four (24) months following the Separation Date, which period shall commence as of the first day of the month following the Separation Date. Following the period during which Executive participates in the Company’s health and welfare benefits pursuant to this Section 2(c), Executive and/or Executive’s eligible dependents shall be eligible to participate in the Supplemental Health Insurance Plan for Certain Executives pursuant to the terms thereof.
d.Retirement Benefit Agreement. Executive shall be paid the accrued and vested benefit (currently equal to $5,342,449) under his Retirement Benefit Agreement with the Company, as amended, in a lump sum on the first regularly scheduled Company payroll date occurring after the six-month anniversary of the Separation Date.
e.401(k) Restoration Plan. Executive shall be paid the accrued and vested benefit under the Company’s 401(k) Restoration Plan in a lump sum on the first regularly scheduled Company payroll date occurring after the six-month anniversary of the Separation Date.
f.Vacation Pay. The Company shall pay Executive for all unused and accrued vacation time as of the Separation Date, less applicable deductions and withholdings required by applicable law. This payment shall be made in a lump sum and shall be paid on the Company’s next regularly scheduled payroll date after the Separation Date.

g.Other Benefits. Executive’s participation in all other benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation and paid time off, and any additional 401(k) plan contributions, shall cease as of the Separation Date. Vested amounts payable to Executive under the Company’s 401(k) and other retirement plans or agreements shall be paid in accordance with the terms of such plans and agreements and applicable law. All payments hereunder shall be subject to applicable deductions and withholdings as required by applicable law.
h.Non-Employee Director Board Compensation. In addition to the foregoing, for the avoidance of doubt, during the period in which Executive serves as a non-employee member of the Board, Executive shall be eligible to receive compensation for his service in such capacity consistent with other non-employee members of the Board.
3.Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration to be paid pursuant to this Agreement, Executive’s final regular pay on the Company’s next regularly scheduled payroll date after the Separation Date and payment for all unused and accrued vacation time as of the Separation Date (which shall be included in Executive’s final regular pay on the Company’s next regularly scheduled payroll date after the Separation Date, subject to applicable deductions and withholding), the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, reimbursable expenses, stock, vesting, shares pursuant to vested restricted stock units, and any and all other benefits and compensation due to Executive by the Company and its affiliates. To receive reimbursement for any final Company-related travel expenses, Executive must submit a final report of all such outstanding expenses within thirty (30) calendar days after the Separation Date, accompanied by receipts and otherwise subject to the Company’s expense reimbursement policy.
4.General Release of Claims. In consideration of the payments to be made under this Agreement, which Executive acknowledges Executive would not otherwise be entitled to receive, Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, direct and indirect parents and subsidiaries, benefit plans, plan administrators, insurers, trustees, divisions and subsidiaries, predecessor and successor corporations and assigns, and all persons acting with or on behalf of them (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s heirs, family members, executors, agents and assigns, hereby and forever releases and discharges the Releasees from any and all claims, complaints, charges, duties, obligations, demands or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, failures to act, facts or damages that have occurred up until and including the date Executive executes this Agreement, including, without limitation:
a.any and all claims relating to or arising from Executive’s employment relationship with the Company and/or any of the Releasees and the termination of that relationship;
b.any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company and/or any of the Releasees, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d.any and all claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Releasee and Executive existing as of the date hereof (whether or not known or arising before, on or after the date Executive executes this Agreement);
e.any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the laws and Constitution of the Commonwealth of Pennsylvania, each as amended, or any other federal, state or local law, regulation ordinance or common law;
f.any and all claims for violation of the federal or any state constitution;
g.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
h.any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;
i.any and all claims for attorneys’ fees and costs; and
j.any other claims whatsoever.
Executive agrees that the Release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This Release does not extend to any obligations incurred under this Agreement or any indemnification agreement between Executive and the Company, any claims accruing after the execution of this Agreement, or any rights Executive may have under any D&O insurance policy maintained by the Company and/or any of the Releasees. This Release does not release claims to enforce the terms of this Agreement (including but not limited to the payments and benefits set forth in Section 2 of this Agreement), and does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by, the Equal Employment Opportunity Commission, or any other local, state or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company and/or any of the Releasees); and Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company and/or any of the Releasees. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action or other matter waived or released by this Section 4.

Executive agrees that the consideration set forth in this Agreement is subject to Executive’s execution, not later than 21 days following the Separation Date, of this Release, and the non-revocation of the Release during the period specified therein. If Executive fails to execute and deliver the Release within 21 days following the Separation Date, or if Executive revokes the Release as provided therein, Executive shall forfeit his right to receive the compensation and benefits provided under this Agreement. In the event Executive signs this Agreement prior to the Separation Date, he will be required to execute an affirmation of the Release upon his Separation Date in the form attached as Exhibit A.
5.Acknowledgment that Waiver of Claims is Knowing and Voluntary. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the ADEA and that the waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law; (c) Executive has seven (7) days following the execution of this Release to revoke this Release and may do so by writing to the Company’s General Counsel; (d) this Release shall not be effective until after the revocation period has expired without revocation; and (e) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release.
6.Unknown Claims. Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive’s favor at the time of executing the release, which, if known by Executive, must have materially affected Executive’s settlement with the Releasee. Executive, being aware of said principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.
7.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending (directly or indirectly) in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims (directly or indirectly) on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
8.Consulting Services. The Company and Executive agree that, during the Operating Consultant Period, Executive will be available at reasonable times and upon reasonable notice to perform the consulting services described herein (the “Consulting Services”) on behalf of the Company and/or any of its subsidiaries and affiliates, which is intended to be on flexible terms and conditions mutually agreeable to the parties hereto.
a.Executive shall provide such consulting and other services as may be mutually agreed between Executive and the Board, including services that relate to historic and background matters applicable to the Company and/or any subsidiary or affiliate’s business affairs, business decisions, or operations known to Executive by virtue of his employment with the Company or otherwise, which may be provided remotely; provided, however, if the Company reasonably requests Executive to provide such services in-person from time to time (including with travel as dictated by business needs), then Executive shall be required to provide such services in-person. Executive shall be provided access to Company personnel, files and systems for the purpose of completing projects assigned during the Operating Consultant Period.
b.Executive shall use his reasonable best efforts in his performance of services hereunder, including such care, resources, effort, knowledge and expertise as a reasonably prudent person experienced in and knowledgeable of such matters and duties of the kind and character contemplated herein would exercise under the circumstances.
c.The Parties acknowledge and agree that the consideration provided in this Agreement constitutes adequate and complete compensation for Executive’s consulting and other services as set forth herein.
d.The Company shall reimburse Executive for reasonable expenses directly related to the provision of services, which expenses or costs are approved by the Company or the Board. Executive shall provide to the Company, on a monthly basis, documentation (in reasonable detail) of all expenses for which reimbursement is requested, and such approved expenses shall be paid to Executive as promptly as reasonably practicable after receipt of such documentation.
e.Nothing in this Agreement shall be construed to create an employment relationship between Executive and the Company after the Separation Date. During the Operating Consultant Period, (a) Executive shall be an independent contractor and shall have no authority to enter into contracts on behalf of the Company, bind the Company to any third parties, or act as an agent on behalf of the Company in any regard; (b) without limitation to Section 1, Executive shall not be entitled to receive any compensation or medical or other benefits as a Company employee; (c) Executive shall remain subject to the continuing obligations set forth in this Agreement; and (d) the level of Executive’s services shall be consistent with the incurrence of a “separation from service” (as defined in Section 409A of the Internal Revenue Code) as of the Separation Date (meaning no more than 20% of the average weekly level of services Executive performed over the previous 36 months). For the avoidance of doubt, nothing in this Section 8(e) shall be construed as limiting or modifying Executive’s rights pursuant to Section 1 of this Agreement.
f.Each party may, upon no less than 30 days’ written notice to the other, terminate the Operating Consultant Period, but each Party shall remain subject to all of its obligations under this Agreement (other than Executive’s obligation to provide the Consulting Services).
9.Confidentiality. Executive reaffirms and agrees to observe and abide by the “Agreement Relating to Patents, Copyrights, Inventions, Confidentiality and Proprietary Information” entered into between Executive and the Company and any and all amendments and supplements thereto (the “Confidentiality Agreement”). For the avoidance of doubt, Confidential Information thereunder includes, without limitation, information or materials regarding the Company’s plans, strategies, governance or operations, deliberations, including any discussions or deliberations relating thereto.
10.Existing Restrictive Covenants. Executive acknowledges and agrees that he will remain subject to the restrictive covenants in his Transition and Succession Agreement with Mylan Inc. pursuant to their existing terms for the specified duration from the Separation Date; provided, however, that (i) in the event Executive requests a consent or waiver from such covenants, such consent or waiver shall be considered in good faith and shall not be unreasonably withheld, conditioned or delayed and (ii) Executive shall be entitled to serve on the Board of Directors of other entities or to provide advisory or consulting services to other entities provided, in each case, that the Executive does not serve as an executive of any competitive entity during any period of restriction.
11.Trade Secrets and Confidential Information/Company Property/Inquiries. Executive’s signature below constitutes Executive’s representation that as of the Separation Date, Executive shall (a) remove from any and all devices, records, files, folders, cameras, media, internet sites, electronic or digital devices, and any and all other sources, all documents, tapes, photographs, recordings, images, reproductions, electronic files and other items provided to Executive by the Company and/or any of the Releasees, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company and/or any of the Releasees, and (b) return all documents, tapes, photographs, recordings, images, reproductions, electronic files and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company, including but not limited to any personal computer(s), BlackBerry, iPhone, iPad, tapes, photographs, recordings, images, reproductions, electronic files and other items. Executive further represents that Executive shall not misuse or disclose any of the Company’s and/or any of the Releasees’ confidential, proprietary or trade secret information to any third party other than good faith disclosure to a law enforcement or authorized regulatory agency of the United States Government or any state or local government. In addition, Executive shall abide by the Company’s external communication policy, such that in the event Executive receives any media, financial community or other third-party inquiries regarding the Company, except as provided in this Section 11 and Section 12 of this Agreement, Executive shall not respond (nor shall Executive initiate any such contact) and shall promptly notify the Company’s Global Public Affairs Department at 724.514.1968 or gpa@viatris.com, or any successor department. Pursuant to the Defend Trade Secrets Act of 2016, Executive is hereby notified that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
12.Limits on Cooperation; Compliance. Executive agrees that Executive shall not knowingly encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party, against any of the Releasees, other than good faith assistance to a law enforcement or authorized regulatory agency of the United States Government or any state or local government. Executive may, however, respond to a lawful subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement or as otherwise required by law. Executive agrees both to promptly notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone, other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government, for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance. If approached for counsel or assistance as aforementioned, whether by private parties or law enforcement or regulatory agencies, Executive shall promptly notify the Company of such an occurrence, and provide information to the

Company regarding any such communication. While Executive may respond in good faith to lawful inquiries by law enforcement or regulatory agencies, Executive shall notify any such agencies of Executive’s obligations with respect to confidentiality under this Agreement, the Confidentiality Agreement, and any other applicable agreements, and Executive shall continue to honor such obligations in the course of responding to law enforcement or regulatory agency inquiries, as lawfully permitted. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission (the “SEC”) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, limits Executive’s ability to communicate with the SEC pursuant to such provision or limits Executive’s right to receive an award for information provided to the SEC pursuant to such provision. Furthermore, Executive hereby represents that Executive is not aware of any violation of any law, Company policy or the Company’s Code of Conduct in any event which could cause harm (financial or otherwise) to the Company or any of its subsidiaries, parents or affiliates or their respective properties, shareholders, employees or prospects, other than matters which Executive has previously reported to the Office of Global Compliance, the Viatris Legal Department or any successor department.
Executive shall use Executive’s best efforts to consult with the Company and respond to the Company’s reasonable requests for information or follow-up assistance pertaining to work Executive performed, directed or oversaw on behalf of the Company and/or any subsidiary or affiliate, or other matters in which Executive was involved or of which Executive was otherwise aware, including, but not limited to, in connection with his service as President and/or as a member of the Board of Directors of the Company or Mylan N.V. prior to the Separation Date. Executive’s obligations hereunder shall include without limitation Executive’s response to requests of legal counsel for the Company and/or any subsidiary or affiliate regarding any legal matters or proceedings of any kind currently pending or which may arise after the Separation Date. The Company will reimburse Executive for any expenses incurred by Executive in connection with such requests or assistance if approved by the Company’s Legal Department and supported by required documentation. No payment made to Executive hereunder is intended to be or shall be interpreted as a payment for testimony in any legal matter. Executive understands that Executive is to provide Executive’s good faith assistance, and agrees to provide truthful responses to any requests for information or testimony. For the avoidance of doubt, including as set forth above, Executive shall remain entitled to indemnification from the Company pursuant to the Employment Agreement and any other indemnification agreement between Executive and the Company or insurance policy maintained by the Company, in each case, pursuant to the terms thereof.
13.Mutual Non-Disparagement. Executive agrees to refrain from any disparaging statements, including but not limited to statements that amount to libel or slander, about the Company, its direct and indirect parents, subsidiaries or affiliated companies, and/or any of its or their current or former employees, officers or directors, and/or any of the other Releasees including, without limitation, the business, products, governance, intellectual property, financial standing, future prospects or other employment, compensation, benefit or personnel practices of the Company and/or any of the Releasees. Executive further agrees to refrain from any disparaging statements, including but not limited to libel or slander, about any of the Releasees that pertain to any personal or confidential matters that may cause embarrassment to any of the Releasees or may result in any adverse effect on the professional or personal reputation of any of the Releasees. The foregoing restrictions shall not apply to any testimony that Executive is compelled by law to give (whether written or verbal). The Company agrees to instruct its executive officers to refrain from any disparaging statements, including but not limited to libel or slander, about Executive that pertain to any personal or confidential matters that may cause embarrassment to Executive or may result in any adverse effect on the professional or personal reputation of Executive. The foregoing restrictions shall not apply to any testimony that any executive officer of the Company is compelled to give by law (whether written or verbal).

14.Indemnification. Section 9 of the Employment Agreement shall survive the separation from employment in accordance with the terms thereof. In addition, with respect to periods of service prior to the Separation Date, Executive shall continue to receive indemnification in accordance with the Company’s Bylaws in effect as of the date of this Agreement. Such indemnification shall be contractual in nature and shall remain in effect notwithstanding any future change to the Company's Bylaws. With respect to periods of service prior to the Separation Date, Executive shall also continue to receive indemnification in accordance with his Indemnification Agreement with the Company entered into on November 16, 2020. With respect to period of service on or after the Separation Date, in the event that Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding (including those brought by or in the right of the Company) whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was an consultant to the Company or any subsidiary of the Company, whether the basis of such proceeding is alleged action in an official capacity as a consultant or in any other capacity while serving as an advisor or independent contractor, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law against all expenses, liabilities and losses (including the advancement of attorneys fees, and the payment of judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith except to the extent that such expenses, liabilities and losses are determined by a court of competent jurisdiction to have been caused by the bad faith, fraud or willful misconduct (including but not limited to a willful breach of this Agreement) of Executive. Such right shall be a contract right and shall include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by Executive in his capacity as a consultant in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts to Company so advanced if it should be determined ultimately that the Executive is not entitled to be indemnified under this section or otherwise. Promptly after receipt by Executive of notice of the commencement of any action, suit or proceeding for which the Executive may be entitled to be indemnified, Executive shall notify the Company in writing of the commencement thereof (but the failure to notify the Company shall not relieve it from any liability which it may have under this Section unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses). If any such action, suit or proceeding is brought against Executive and he notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and, to the extent it may elect by written notice delivered to Executive promptly after receiving the aforesaid notice from Executive, to assume the defense thereof with counsel reasonably satisfactory to Executive, which may be the same counsel as counsel to the Company. Notwithstanding the foregoing, Executive shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Executive unless (i) the employment of such counsel shall have been authorized in writing by the Company, (ii) the Company shall not have employed counsel reasonably satisfactory to the Executive to take charge of the defense of such action within a reasonable time after notice of commencement of the action or (iii) the Executive shall have reasonably concluded, after consultation with counsel to the Executive, that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable (in which case the Company shall not have the right to direct the defense of such action on behalf of the Executive), in any of which events such fees and expenses of one additional counsel shall be borne by the Company. Anything in this Section 14 to the contrary notwithstanding, the Company shall not be liable for any settlement of any claim or action effected without its written consent.
15.Material Breach of Agreement. In addition to the rights provided in Section 22 below, if Executive commits a material breach of this Agreement, which shall include, without limitation, any breach of Sections 9, 10, 11, 12 and 13 of this Agreement and any breach of the

Confidentiality Agreement, the Company shall be entitled to immediately recover and/or cease providing the payments and consideration provided to Executive under this Agreement (including, for the avoidance of doubt, canceling any equity awards Executive holds) and to obtain damages, except as provided by law.
16.No Admission of Liability/Compromise. No action taken by the Company and/or any of the Releasees, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company and/or any of the Releasees of any fault or liability.
17.Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.
18.Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law thereof. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, including a claim for injunctive relief, or any claim which in any way arises out of or relates to Executive’s employment with the Company or separation from said employment (whether such dispute arises under any federal, state or local statute or regulation, or at common law), including but not limited to statutory claims for discrimination, shall be resolved by arbitration in accordance with the then-current rules of the American Arbitration Association respecting employment disputes pertaining at the time the dispute arises; provided, however, that either party may seek an injunction in aid of arbitration with respect to enforcement of Sections 9, 10, 11, 12 and/or 13 of this Agreement from any court of competent jurisdiction. The Parties agree that the hearing of any such dispute shall be held in Pennsylvania. The decision of the arbitrator(s) shall be final and binding on all parties and any award rendered shall be enforceable upon confirmation by a court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Executive and the Company expressly consent to the jurisdiction of any such arbitrator over them.
19.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 2 of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in Section 2 that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid in a lump sum on the first regularly scheduled Company payroll date occurring after the six-month anniversary of the Separation Date (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.
20.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
21.No Representations. Executive represents that Executive has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
22.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
23.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA or otherwise prohibited by law, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees and reasonable attorneys’ fees incurred in connection with such an action. Such costs and expenses shall be paid to the prevailing party as soon as practicable after the legal action is resolved and in no event later than March 15 of the year following resolution of the legal action.
24.Entire Agreement. This Agreement and the Confidentiality Agreement (as amended by this Agreement) represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersede and replace any and all prior negotiations, representations, agreements and understandings concerning the subject matter of such agreements, Executive’s relationship with the Company and Executive’s obligations following employment with the Company.
25.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company.

26.Governing Law. The laws of the Commonwealth of Pennsylvania govern this Agreement, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the Commonwealth of Pennsylvania.
27.Effective Date. This Agreement shall become immediately effective upon Executive’s execution and delivery of this Agreement to the Company; provided that if Executive fails to comply with this Agreement (including the execution and non-revocation of the Release pursuant to Sections 4 and 5), Executive shall not receive the amounts or benefits set forth in Section 2, and this Agreement shall never go into effect. Executive acknowledges and agrees that Executive shall execute this Agreement on, and in any event no earlier than one week prior to, the Separation Date.
28.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
29.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company and/or any of the Releasees or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (c) Executive understands the terms and consequences of this Agreement and of the releases it contains; (d) Executive is fully aware of the legal and binding effect of this Agreement and (e) Executive has been given the toll-free telephone number of the Pennsylvania Bar Association to help Executive identify a qualified lawyer (800-692-7375).

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: October 20, 2023	By	/s/ Rajiv Malik
Rajiv Malik

VIATRIS INC.:
Dated: October 20, 2023	By	/s/ Andrew Enrietti
		Name:	Andrew Enrietti
		Title:	Chief Human Relations Officer

Exhibit A
Second Release
This release (this “Second Release”) is delivered by Rajiv Malik (“Executive”) as of the date set forth below in connection with the Retirement and Operating Consultant Agreement and Release between Executive and Viatris Inc. (together with its affiliates, the “Company”), dated as of October 20, 2023 (the “Retirement and Consulting Agreement”), and in connection with Executive’s separation from employment with the Company. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Retirement and Consulting Agreement.
1.In consideration of the payments to be made under the Retirement and Consulting Agreement, which Executive acknowledges Executive would not otherwise be entitled to receive, Executive agrees that the consideration provided under the Retirement and Consulting Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, direct and indirect parents and subsidiaries, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, predecessor and successor corporations and assigns, and all persons acting with or on behalf of them (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s heirs, family members, executors, agents, and assigns, hereby and forever releases and discharges the Releasees from any and all claims, complaints, charges, duties, obligations, demands, or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, failures to act, facts, or damages that have occurred up until and including the date Executive executes this Second Release, including, without limitation:
a.any and all claims relating to or arising from Executive’s employment relationship with the Company and/or any of the Releasees and the termination of that relationship;
b.any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company and/or any of the Releasees, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d.any and all claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Releasee and Executive existing as of the date hereof (whether or not known or arising before, on or after the date Executive executes this Second Release);
e.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of

1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the laws and Constitution of the Commonwealth of Pennsylvania, each as amended, or any other federal, state or local law, regulation ordinance or common law;
f.any and all claims for violation of the federal or any state constitution;
g.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
h.any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of the Retirement and Consulting Agreement;
i.any and all claims for attorneys’ fees and costs; and
j.any other claims whatsoever.
Executive agrees that this Second Release shall be and remain in effect in all respects as a complete general release as to the matters released. This Second Release does not extend to any obligations incurred under the Retirement and Consulting Agreement (including but not limited to Section 2 under such Agreement), or any claims accruing after the execution of the Retirement and Consulting Agreement. This Second Release does not extend to any obligations incurred under any indemnification agreement between Executive and the Company, or any rights Executive may have under any D&O insurance policy maintained by the Company and/or any of the Releasees. This Second Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company and/or any of the Releasees; and Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company and/or any of the Releasees). Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Second Release.
2.Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this Second Release is knowing and voluntary. Executive agrees that this Second Release does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Second Release. Executive acknowledges that the consideration given for this Second Release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Second Release; (b) Executive has twenty-one (21) days within which to consider this Second Release; (c) Executive has seven (7) days following the execution of this Second Release to revoke this Second Release and may do so by writing to the Company’s General Counsel; (d) this Second Release shall not be effective until after the revocation period has expired without revocation; and (e) nothing in this Second Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Second Release and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Second Release.
3.Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive’s favor at the time of executing the release, which, if known by Executive, must have materially affected Executive’s settlement with the Releasee. Executive, being aware of said principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.
4.Executive hereby acknowledges and agrees that the covenant with respect to pending or future lawsuits set forth in Section 7 of the Retirement and Consulting Agreement applies to all claims released pursuant to this Second Release.
I HAVE READ, UNDERSTAND, AND VOLUNTARILY AGREE TO THE TERMS OF THIS RELEASE.

SIGNATURE: ____________________________         DATE: ___________
            Rajiv Malik